AMENDMENT NO. 1 TO REVOLVING CREDIT AGREEMENT
AMENDMENT dated as of November 2, 2015 (the “Amendment”) to the Revolving Credit Agreement dated as of December 21, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among ZOETIS INC. (the “Company”), the several financial institutions from time to time party thereto (collectively, the “Lenders”; individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).
The parties hereto agree as follows:
SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby.
SECTION 2. Amendment. Each of the parties hereto agrees that, effective on the Amendment Effective Date, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.
SECTION 3. Representations of Company. The Company hereby represents and warrants that:
(a)(i) the Company has all requisite power and authority to execute, deliver and perform its obligations under this Amendment, (ii) this Amendment has been duly executed and delivered by the Company and (iii) this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws relating to or affecting creditors’ rights generally and by general principles of equity;
(b)the representations and warranties of the Company set forth in Article 4 of the Credit Agreement will be true and correct on and as of the Amendment Effective Date; and
(c)as of the Amendment Effective Date, no Default or Event of Default will have occurred and be continuing or would result from this Amendment or any transaction contemplated hereby.
SECTION 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
SECTION 5. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed signature page hereto by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 6. Effect of Amendment; Reaffirmation. This Amendment shall constitute a Loan Document. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Loan Documents. Without limiting the foregoing, the Company acknowledges and agrees that each Loan Document to which it is a party is hereby confirmed and ratified and shall remain in full force and effect according to its respective terms.
SECTION 7. Effectiveness. This Amendment shall become effective on the date (the “Amendment Effective Date”) the Administrative Agent (or its counsel) shall have received:
(a)    from each of the Company and Lenders comprising the Required Lenders a counterpart hereof signed by such party;
(b)    a certificate signed by a duly authorized officer of the Company certifying as to the matters set forth in Section 3(b) and (c) hereof; and
(c)    (i) a consent fee for the account of each Lender that consents to this Amendment by executing and delivering a signature page to this Amendment to the Administrative Agent appropriately completed on or prior to 2:00 p.m., New York City time, on October 27, 2015, in an amount equal to 0.025% of the sum of such Lender’s Commitment, and, without duplication, any Revolving Loans, Swingline Loans or Letters of Credit, as applicable, under the Credit Agreement and (ii) all other fees, costs and expenses due and payable to the Administrative Agent, any arranger or any Lender in connection with this Amendment, including the fees, charges and disbursements of counsel to the Administrative Agent, to the extent invoiced prior to the date hereof.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ZOETIS INC.
By: /s/ PAUL HERENDEEN
Name: Paul Herendeen
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By: /s/ VANESSA CHIU
Name: Vanessa Chiu
Title: Executive Director

BANK OF AMERICA, N.A.,
as a Lender
By: /s/ BRIAN J. WALSH
Name: Brian J. Walsh
Title: Vice President

CITIBANK N.A.,
as a Lender
By: /s/ MARNI MCMANUS
Name: Marni McManus
Title: Vice President; (Managing Director)

BARCLAYS BANK PLC,
as a Lender
By: /s/ RONNIE GLENN
Name: Ronnie Glenn
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender
By: /s/ MING K. CHU
Name: Ming K. Chu
Title: Vice President

By: /s/ VIRGINIA COSENZA
Name: Virginia Cosenza
Title: Vice President

BNP PARIBAS,
as a Lender
By: /s/ MICHAEL HOFFMAN
Name: Michael Hoffman
Title: Vice President

By: /s/ TODD GROSSNICKLE
Name: Todd Grossnickle
Title: Vice President

ROYAL BANK OF CANADA,
as a Lender
By: /s/ AMY S. PROMAINE
Name: Amy S. Promaine
Title: Authorized Signatory

HSBC BANK USA, N.A.,
as a Lender
By: /s/ IAIN STEWART
Name: Iain Stewart
Title: Managing Director

THE BANK OF TOKYO MITSUBISHI UFJ, Ltd.,
as a Lender
By: /s/ JAIME JOHNSON
Name: Jaime Johnson
Title: VP

MORGAN STANLEY BANK, N.A.,
as a Lender
By: /s/ ALICE LEE
Name: Alice Lee
Title: Authorized Signatory

TD BANK, N.A.,
as a Lender
By: /s/ SHIVANI AGARWAL
Name: Shivani Agarwal
Title: Senior Vice President

COOPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.,
"RABOBANK NEDERLAND" NEW YORK BRANCH
as a Lender
By: /s/ PETER GLAWE
Name: Peter Glawe
Title: Executive Director

By: /s/ PETER DUNCAN
Name: Peter Duncan
Title: Managing Director

STANDARD CHARTERED BANK,
as a Lender
By: /s/ PRAMITA SAHA
Name: Pramita Saha
Title: Executive Director

BANK OF CHINA, NEW YORK BRANCH,
as a Lender
By: /s/ HAIFENG XU
Name: Haifeng Xu
Title: Executive Vice President

EXHIBIT A

Amendments to Credit Agreement

[See attached]

~~Execution Version~~
EXHIBIT A TO AMENDMENT NO. 1
U.S. $1,000,000,000

REVOLVING CREDIT AGREEMENT

dated as of December 21, 2012,

among

ZOETIS INC.,

THE LENDERS NAMED HEREIN

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

CITIBANK, N.A.
BANK OF AMERICA, N.A.,
BARCLAYS BANK PLC,
DEUTSCHE BANK SECURITIES INC., AND
MORGAN STANLEY MUFG LOAN PARTNERS, LLC

Syndication Agents

J.P. MORGAN SECURITIES LLC,
CITIGROUP GLOBAL MARKETS INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
BARCLAYS BANK PLC,
DEUTSCHE BANK SECURITIES INC., AND
MORGAN STANLEY MUFG LOAN PARTNERS, LLC

Joint Lead Arrangers and Joint Bookrunners

REVOLVING CREDIT AGREEMENT
REVOLVING CREDIT AGREEMENT dated as of December 21, 2012 among:
ZOETIS INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”);
The lenders (the “Initial Lenders”) listed on the signature pages hereof and the Lenders (as hereinafter defined) becoming party hereto after the date hereof; and
JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Lenders.
The parties hereby agree as follows:
ARTICLE 1
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01.    Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article 1 or in other provisions of this Agreement in the singular to have the same meanings when in the plural and vice versa):
“Additional Costs” shall have the meaning assigned to that term in Section 2.16(a).
“Adjusted Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) Consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any other non-cash charges for such period~~,~~ and (v) any loss for such period of any joint venture accounted for on the equity method (except to the extent the Borrower or a Subsidiary actually made an investment in such joint venture during such period to offset such loss)~~, and (vi) any Start-Up Adjustments for such period in an aggregate amount not to exceed (x) $200,000,000 for fiscal year 2013 and (y) $325,000,000 through fiscal year 2015~~ and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any income of any such joint venture for such period, except to the extent that dividends or other distributions were actually paid by such joint venture to the Borrower or a Subsidiary during such period and minus (c) any cash expenditures actually made during such period with respect to any non-cash items added back in computing Adjusted Consolidated EBITDA for any prior period pursuant to clause (a)(iv) above, all determined on a consolidated basis in accordance with GAAP. For the purposes of calculating the Leverage Ratio as of the end of any period, if during such period the applicable Person or any of its Subsidiaries shall have consummated a Specified Transaction (as defined below), Adjusted Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Specified Transaction occurred on the first day of such period. For purposes hereof, “Specified Transaction” means any transaction or series of related transactions occurring after the date of this Agreement, resulting in (a) the acquisition or disposition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition or disposition of in excess of 50% of the Equity Interests of any Person or (c) a merger or consolidation or any other combination with another Person (other than the Borrower or any of its Subsidiaries); provided that the transactions described in the Registration Statement in connection with the initial public offering of

(d)    net earnings and losses of any corporation or other entity (other than a Subsidiary) with which the Borrower or any Subsidiary shall have consolidated or which shall have merged into or with the Borrower or any Subsidiary prior to the date of such consolidation or merger;
(e)    any gains or losses resulting from the termination of any Plan, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses; and
(f)    any other net extraordinary gain or net extraordinary loss.
“Consolidated Net Tangible Assets” shall mean the total amount of assets (less applicable reserves and other properly deductible items) after deducting (a) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Borrower and its Consolidated Subsidiaries and determined in accordance with GAAP.
“Constituent Documents” shall mean, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Equity Interests.
“Consummation Date” shall have the meaning assigned to such term in the definition of “Material Acquisition”.
“Convert”, “Conversion” and “Converted” shall each refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Sections 2.11, 2.12 or 2.17.
“Credit Extension” shall have the meaning set forth in Section 3.03.
“Debt” of any Person shall mean the sum of the following (without duplication): (a) all obligations of such Person for borrowed money, under Repurchase Agreements, Disqualified Stock or evidenced by bonds, debentures, notes or other similar instruments (other than any such obligations to the extent that such obligations result from the requirement to return collateral posted to such Person by a counterparty pursuant to a Hedging Contract); (b) all obligations of such Person to pay the deferred purchase price of property, assets or services, except trade accounts payable arising in the ordinary course of business; (c) all Capital Lease Obligations of such Person; (d) all Debt of others secured by a Lien on any property or asset of such Person, whether or not such Debt is assumed by such Person; (e) all Debt of others Guaranteed by such Person; and (f) all reimbursement obligations or other obligations (other than contingent obligations) with with respect to bankers’ acceptances or letters of credit or similar instruments created or issued at the request of such Person.
“Default” shall mean any Event of Default or any event that with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Lenders” shall mean (i) the Initial Lenders, (ii) each Assuming Lender that shall become a party hereto pursuant to Section 2.07(c) and (iii) each Eligible Assignee that shall become a party hereto pursuant to Section 9.06(a), other than any Person that shall have ceased to be a Lender hereunder pursuant to Section 9.06. Unless the context otherwise requires, references to “Lenders” shall include the Swingline Lender and each Issuing Bank.
“Letter of Credit” means a letter of credit issued hereunder by the Issuing Bank on or after the Effective Date.
“Leverage Ratio” shall mean, for any period of four consecutive fiscal quarters, the ratio of Consolidated Net Debt as of the last day of such period to Adjusted Consolidated EBITDA for such period.
“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.
“Loan” shall mean a loan by a Lender to the Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Commitment Documents, the Notes and each Assumption Agreement.
“London Banking Day” shall mean any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.
“Material Acquisition” means any acquisition, if the aggregate amount of consideration (including, for the avoidance of doubt, any indebtedness satisfied or defeased at the closing of such acquisition by payment thereof, directly or indirectly, by the Borrower or its Subsidiaries or assumed in connection with such acquisition) for such acquisition is at least $700,000,000 and the Borrower has designated such transaction as a “Material Acquisition” by written notice (a “Material Acquisition Notice”) to the Administrative Agent; provided that such Material Acquisition Notice shall be irrevocable and the applicable Material Acquisition Notice must be submitted no earlier than the date on which such acquisition is consummated (such date of consummation, the “Consummation Date”) and no later than the date that is 90 days after the Consummation Date; provided further that concurrent with the delivery of the Material Acquisition Notice, the Borrower shall deliver to the Administrative Agent a certification signed by an officer of the Borrower certifying the Borrower will be pro forma compliance with the financial covenants set forth in Section 6.05.
“Material Acquisition Notice” shall have the meaning assigned to such term in the definition of “Material Acquisition”.
“Material Adverse Change” shall mean any material adverse change in any of (a) the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Agreement or the other Loan Documents or (c) the rights of or benefits available to the Lenders or the Administrative Agent under this Agreement or any other Loan Document.
“Material Adverse Effect” shall mean an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Pfizer Separation Agreements” shall mean the global separation agreement, the transitional services agreement, the tax matters agreement, the research and development collaboration and license agreement, the employee matters agreement, the two master manufacturing and supply agreements, the environmental matters agreement, the screening services agreement, the various intellectual property license agreements, the registration rights agreement, the Brazil agreements and the local market distribution agreements or any other ~~aggreement~~agreement listed under the heading “Certain relationships and related party transactions” in the Registration Statement, in each case as described in the Registration Statement.
“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.
“Platform” shall have the meaning assigned to that term in Section 9.02(b)(ii).
“Pricing Grid” shall mean the Pricing Grid based on the Borrower’s Ratings attached as Annex I hereto.
“Quarterly Date” shall mean the last day of each March, June, September and December in each year, the first of which shall be the first such day after the date hereof; provided that, if any such day is not a Business Day, then such Quarterly Date shall be the next preceding Business Day.
“Rating Agencies” shall mean Moody’s and S&P.
“Ratings” shall mean, at any time, the public ratings of the Borrower’s senior unsecured non-credit enhanced long-term debt by Moody’s and S&P at such time.
“Reference Banks” shall mean JPMCB and Citibank, N.A. or any replacement Reference Bank designated pursuant to Section 2.11(f).
“Register” shall have the meaning assigned to that term in Section 9.06(e).
“Registration Statement” shall mean the registration statement on Form S-1 filed by the Borrower with the SEC pursuant to the Securities Act in connection with the initial public offering of common stock of the Borrower, as initially filed and as amended from time to time.
“Regulations A, D, U and X” shall mean, respectively, Regulations A, D, U and X of the Board of Governors (or any successor), as the same may be amended or supplemented from time to time.
“Regulatory Change” shall mean any change after the date of this Agreement in United States Federal, state or foreign Law or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including the Administrative Agent or any Lender, of or under any United States Federal, state or foreign Law or regulations (whether or not having the force of Law) by any court or governmental or monetary authority charged with the by any court or governmental or monetary authority charged with the interpretation or administration thereof; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor similar authority) or the United States regulatory

Section 2.08.    Fees. (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the daily average amount of such Lender’s Commitment (whether used or ~~unsued~~unused), for each day during the period from the Closing Date until the Commitment Termination Date at a rate per annum equal to the Facility Fee Rate. The accrued facility fee shall be payable in arrears on each Quarterly Date and, without duplication, on the Commitment Termination Date. If for any reason any Revolving Credit Exposure remains outstanding on or after the Commitment Termination Date, the facility fee shall accrue from the Termination Date until the date on which no Revolving Credit Exposure remains outstanding, on the aggregate amount of Revolving Credit Exposure from time to time outstanding, payable on demand.
(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Eurodollar Margin on such Lender’s daily LC Exposure during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate per annum mutually agreed by the Borrower and the Issuing Bank on the average daily LC Exposure with respect to Letters of Credit issued by it during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable on each Quarterly Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.
(c)    Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed in writing by and between the Borrower and the Administrative Agent.

Section 6.05.    Financial Covenants. (a) The Leverage Ratio as of the last day of any fiscal quarter ~~falling during any period set forth below~~ shall not exceed ~~the applicable ratio set forth below for such period:~~3:50:1.00; provided that, upon the Administrative Agent’s receipt of a Material Acquisition Notice, the Leverage Ratio as of the last day of any fiscal quarter for the period beginning on the Consummation Date and continuing through the fourth full consecutive fiscal quarter ended immediately following the Consummation Date shall not exceed 4.25:1.00; provided further that such increase in connection with a Material Acquisition shall only be permitted once during the term of this Agreement.

~~Fiscal Quarter Ending~~	~~Maximum Ratio~~
~~March 31, 2013-December 31, 2013~~	~~4.35:1.00~~
~~March 31, 2014-December 31, 2014~~	~~3.95:1.00~~
~~March 31, 2015-December 31, 2015~~	~~3.50:1.00~~
~~March 31, 2016 and thereafter~~	~~3.00:1.00~~

(b)    The Interest Coverage Ratio shall not for any period of four consecutive fiscal quarters be less than 3.50:1.00~~; provided that, if on the Effective Date the Borrower has Ratings of BBB or better from S&P and Baa2 or better from Moody’s, this clause (b) shall become permanently inoperative and have no force and effect~~. For purposes of determining compliance with this paragraph prior to the completion of four full fiscal quarters commencing subsequent to the Effective Date, computation shall be based on annualized amounts determined with reference to any full fiscal quarter commencing and ending after the Effective Date.
ARTICLE 7
EVENTS OF DEFAULT
Section 7.01.    Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:
(a)    the Borrower shall default in the payment of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due; or
(b)    the Borrower shall default in the payment of any interest on any Loan hereunder, any fee payable pursuant to Section 2.08 or any other amount payable under any Loan Document, and such default shall continue for three Business Days; or
(c)    any representation, warranty or certification made or deemed made in any Loan Document, by or on behalf of the Borrower, or any certificate or other document furnished to the Administrative Agent or any Lender pursuant to the provisions hereof or of any other Loan Document, shall prove to have been false or misleading as of the time made or furnished in any material respect; or